Exhibit (a)(1)(iii)

FORM OF LETTER OF TRANSMITTAL

Regarding Shares in

BMC FUND, INC.

Tendered Pursuant to the Offer to Purchase

Dated as of August 9, 2021

THIS LETTER OF TRANSMITTAL MUST BE RECEIVED

BY BMC FUND, INC. BY

11:59 P.M. (EASTERN TIME) ON SEPTEMBER 10, 2021

THE OFFER AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 11:59 P.M. (EASTERN TIME) ON

SEPTEMBER 10, 2021, UNLESS THE OFFER IS EXTENDED

Complete and Return this Letter of Transmittal and Return to:

WENDY SIMS

BMC FUND, INC.

800 HICKORY BLVD. SW

LENOIR, NC 28645

(828) 758-6100

Ladies and Gentlemen:

The undersigned hereby tenders to BMC Fund, Inc., a closed-end investment company organized as a corporation under the laws of the State of North Carolina (the “Fund”), the shares of beneficial interests in the Fund or portion thereof (the “Shares”) held by the undersigned, described and specified below, on the terms and conditions set out in the Offer to Purchase, dated August 9, 2021 (the “Offer”), receipt of which is hereby acknowledged, and in this Letter of Transmittal. The undersigned intends this tender of Shares by the undersigned to constitute a demand by the undersigned that the Shares being tendered be redeemed by the Fund in accordance with Section 852(b)(6) of the Internal Revenue Code of 1986, as amended. THE OFFER AND THIS LETTER OF TRANSMITTAL ARE SUBJECT TO ALL THE TERMS AND CONDITIONS SET OUT IN THE OFFER, INCLUDING, BUT NOT LIMITED TO, THE ABSOLUTE RIGHT OF THE FUND TO REJECT ANY AND ALL TENDERS DETERMINED BY THE FUND NOT TO BE IN THE APPROPRIATE FORM.

The undersigned hereby sells to the Fund the Shares tendered pursuant to this Letter of Transmittal. The undersigned warrants that it has full authority to sell the Shares tendered hereby and that the Fund will acquire good title to the Shares, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to this sale, and not subject to any adverse claim, when and to the extent the Shares are purchased by the Fund. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set out in the Offer, the Fund may not be required to purchase the Shares tendered hereby. The undersigned further understands and agrees that if the undersigned tenders some, but not all, of the Shares owned by the undersigned, the Board of Directors of the Fund reserves the right to repurchase the remainder of the Shares in the Fund if the aggregate value of the undersigned’s remaining Shares is less than $10,000.

The undersigned recognizes that the initial payment of the purchase amount for the Shares tendered by the undersigned will be paid in a combination of: (a) marketable securities held by the Fund, which would be distributed to Shareholders generally on a pro rata basis; and (b) cash (including cash on hand and proceeds from the liquidation of investments held by the Fund); provided, however, that the Fund retains the option to pay all of the repurchase price solely in cash or solely in marketable securities Notwithstanding the foregoing, the undersigned recognizes that the Fund has determined that tendering Shareholders whose tendered Shares in the aggregate have a net asset value of less than $100,000 as of September 30, 2021, will be paid solely in cash.

The undersigned recognizes that the amount of the initial payment, which is equal to at least ninety-five percent (95%) of the value of the purchased Shares, will be based on the value of the Fund as of September 30, 2021, subject to an extension of the Offer. The undersigned further recognizes that the undersigned will be entitled to a payment (the “Final Payment”) in cash equal to the difference, if any, of: (a) the aggregate value of the repurchased Shares, as of September 30, 2021, after the annual audit of the financial statements of the Fund for the fiscal year ending October 31, 2021, minus (b) the Initial Payment. The Final Payment will be payable promptly after the completion of the Fund’s annual audit, which the Fund expects to occur on or before the end of December 2021.

All authority conferred or agreed to be conferred in this Letter of Transmittal will survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder will be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 2 of the Offer, this tender is irrevocable.

PLEASE FAX OR MAIL TO: BMC FUND, INC., C/O WENDY SIMS BMC FUND, INC. 800 HICKORY BLVD. SW, LENOIR, NC 28645. FOR ADDITIONAL INFORMATION: PHONE: (828) 758-6100 OR FAX: (828) 758-8919.

PARTS 1, 2, 3, AND 4 MUST BE COMPLETED FOR TENDER REQUEST
TO BE IN GOOD ORDER FOR PROCESSING

PLEASE CONTACT YOUR FINANCIAL INTERMEDIARY BEFORE SUBMITTING YOUR TENDER REQUEST.

PART 1 – NAME AND ADDRESS:

1.	BMC Fund, Inc. Account Name:

2.	BMC Fund, Inc. Certificate Number:

3.	BMC Fund, Inc. Holder ID:

4.	Address of Shareholder:

5.	Shareholder phone number:

6.	Shareholder email address:

For Custodial Accounts Only (IRA, 401K, Etc.)

1.	Custodial Account Number:

2.	Custodial Name:

3.	Custodian Address:

4.	Custodian Telephone Number:

PART 2 – AMOUNT OF SHARES IN THE FUND BEING TENDERED:

[_] Entire Amount of Shares

[_] Portion of Shares:

Number of Shares:______________

PART 3 – PAYMENT

Payment Guidelines: Proceeds from tax deferred and tax exempt registration types are required to be returned to the custodian on record.

If you invest in the Fund through a financial intermediary, that financial intermediary may require alternate payment and/or delivery instructions, notwithstanding your request herein. Please contact your financial intermediary before submitting your tender request.

Please deliver all cash proceeds via Federal Wire to the following:

1.	Bank or Brokerage Name:

2.	ABA or BIC Routing Number:

3.	For Credit To:

4.	Name(s) on Bank or Brokerage Account:

5.	For Further Credit To:

6.	Name(s) on Shareholder’s Account:

7.	Shareholder’s Account Number at Bank or Broker:

8.	Shareholder Address (Street, City, ZIP, Country):

9.	Transmission Notes (if needed):

For Shareholders tendering Shares with a net asset value in the aggregate of $100,000 or more as of the Commencement Date, you must provide the following information in order to facilitate the distribution of marketable securities to your brokerage account. If you have questions about this or if you do not have a brokerage account, contact the Fund at c/o Wendy Sims, BMC Fund, Inc. 800 Hickory Blvd. SW, Lenoir, NC 28645, telephone (828) 758-6100 for instructions.

1.	Broker Dealer Name*:

2.	Broker Dealer Representative Name (if applicable):

3.	Type of Account:

4.	Account Number:

*If you have an arrangement whereby your settlement/trading broker is not your custodial broker, please call Wendy Sims, BMC Fund, Inc. at (828) 758-6100 for instructions.

HOLDBACK PAYMENTS: Holdback payments will be delivered after the Fund’s audit is complete after the end of the Fiscal Year to the accounts identified above. If alternate payment instructions are needed for the holdback payment, please contact the Fund at c/o Wendy Sims, BMC Fund, Inc. 800 Hickory Blvd. SW, Lenoir, NC 28645, telephone (828) 758-6100 for instructions.

PART 4 – SIGNATURE(S)

Signature	Print Name of Authorized Signatory (and title if applicable)	Date

Signature	Print Name of Authorized Signatory (and title if applicable)	Date

Signature	Print Name of Authorized Signatory (and title if applicable)	Date

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